Exhibit 99.1

Funds Managed by Affiliates of Apollo Complete Tech Data Acquisition

Tech Data Plans to Invest Approximately $750 Million in Digital Transformation

Initiatives to Improve Channel Partner Experience

Strong Pro Forma Balance Sheet Gives Significant Financial Flexibility, Makes Tech Data

One of the Lowest Levered Sponsor-Backed Companies

NEW YORK, June 30 2020 – An affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today announced completion of its acquisition of Tech Data Corporation (Nasdaq: TECD) (“Tech Data”), one of the world’s largest technology distributors. Chief Executive Officer Rich Hume will continue to lead Tech Data from its headquarters in Clearwater, Florida.

“Tech Data is a global, market-leading company with an excellent management team and significant opportunities for expansion,” said Matt Nord, Co-Lead Partner of Private Equity at Apollo. “As a result of this acquisition and the resources we can bring to bear, Rich and the Tech Data team will have the strategic and financial flexibility to invest in new technology, expand services and pursue transactions that we believe will drive long-term value creation.”

Tech Data CEO Rich Hume said, “We are excited to enter Tech Data’s next chapter as a private company with our new sponsors at Apollo who have a track record of building great businesses in our sector. Having a single, strategic equity owner that’s fully aligned with our mission we believe gives us a real advantage in accelerating our transformational strategy and allows us to think more creatively – without the short-term demands that can come with public ownership.”

The transaction gives Tech Data an enterprise value of approximately $6 billion and included a $3.75 billion equity investment made by Apollo. With approximately 2.5x leverage, Tech Data is one of the highest credit quality, lowest levered sponsor-backed companies. As part of its go-forward plan, over the next five years Tech Data plans to invest approximately $750 million in digital transformation initiatives to better serve its channel partners. This includes investments in technology to expand its StreamOne Cloud Platform, optimize and standardize processes and apply data and analytics to be more agile in a rapidly evolving environment.

Apollo Private Equity Partner Robert Kalsow-Ramos added, “Tech Data benefits from exceptional global capabilities, a strong financial position and a values-driven corporate culture, all within an industry that continues to experience strong secular growth. We are excited to now leverage Apollo’s resources and experience to support the management team and take Tech Data to the next level of industry leadership and service to its customers, including thousands of small- and medium-sized businesses around the world. Today’s announcement of a $750 million investment in digital transformation is a testament of this focus and our commitment to Tech Data’s long-term growth.”

Pursuant to the terms of the merger agreement, an affiliate of certain funds managed by affiliates of Apollo acquired all of the outstanding shares of Tech Data common stock. Tech Data’s shareholders are entitled to receive $145 in cash for each share of TECD common stock owned. As a result of the completion of the merger, shares of Tech Data’s common stock no longer trade on the NASDAQ Global Select Market.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $316 billion as of March 31, 2020 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

About Tech Data

Tech Data connects the world with the power of technology. Our end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow and advance. Tech Data is ranked No. 90 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for 11 straight years. To find out more, visit www.techdata.com or follow us on Twitter, LinkedIn, Facebook and Instagram.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the performance of Tech Data. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside Apollo’s or Tech Data’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. Apollo and Tech Data expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Apollo Contact Information

For investors please contact:

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0467

gstein@apollo.com

Ann Dai

Investor Relations Manager

Apollo Global Management, Inc.

(212) 822-0678

adai@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

jrose@apollo.com

Tech Data Contact Information

For investors please contact:

Arleen Quiñones

Corporate Vice President, Investor Relations & Corporate Communications

(727) 532-8866

arleen.quinones@techdata.com

For media inquiries please contact:

Bobby Eagle

Director, External Communications

(727) 538-5864

bobby.eagle@techdata.com